UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 1, 2011 (October 30, 2011)

PLURISTEM THERAPEUTICS INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

001-31392	98-0351734
(Commission File Number)	(IRS Employer Identification No.)

MATAM Advanced Technology Park Building No. 20 Haifa, Israel	31905
(Address of Principal Executive Offices)	(Zip Code)

011 972 74 710 7171
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On October 30, 2011, the registrant’s wholly owned Israeli subsidiary, Pluristem Ltd. (“Pluristem”), entered into an agreement for the design and construction of a manufacturing facility of bio-pharmaceutical products (the “Agreement”) with Biopharmax Group (1996) Ltd., a company specializing in the design and construction of biotechnological and pharmaceutical facilities  (“Contractor”). Under the terms of the Agreement, The Contractor is required to design and construct Pluristem’s new manufacturing facility, in a space to be leased as of January 2012, as a turn key project (the “Project”) that will meet the requirements of the U.S., Canadian, Israeli and European regulatory authorities and current Good Manufacturing Practices (cGMP). The Project is planned to be completed in the fourth calendar quarter of 2012. The Contractor is required to pay certain penalties for not meeting the time schedule agreed between the parties.

Pursuant to the terms of the Agreement, the Contractor is eligible to receive aggregate consideration of NIS 22,800,000 (approximately $6,246,575 based on current exchange ratio of $1=NIS3.65) plus value added tax. Pluristem has the option to pay a certain portion of the said consideration in up to 2,000,000 shares of Common Stock of the registrant (the “Shares”). The net cash consideration received by Contractor from the immediate sale of the Shares shall be deducted from the aggregate consideration owed to the Contractor; or in the event that Contractor elects to hold the Shares rather than selling them, the value of the Shares based on the closing price of the registrant's shares of common stock on Nasdaq on the date in which the Shares have been issued to Contractor shall be deducted from the aggregate consideration owed to the Contractor. Pursuant to the terms of the Agreement, the Contractor shall provide Pluristem certain guarantees in connection with the performance of the Contractor's obligations under the Agreement.

Pluristem may terminate the Agreement at any time by a written notice to the Contractor. In case of termination by Pluristem for convenience, Pluristem shall be required to pay penalty of $250,000 in addition to the payment for the services provided by the Contractor prior to the termination date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLURISTEM THERAPEUTICS INC.

Date: November 1, 2011	By:	/s/ Yaky Yanay
	Name:	Yaky Yanay
	Title:	Chief Financial Officer